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                                                                  Exhibit (h)(6)

                       TRANSFER AGENT SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of January, 2007, by and among CALAMOS INVESTMENT TRUST, a Massachusetts business trust, CALAMOS ADVISORS TRUST, a Massachusetts business trust (collectively the "Trusts") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS"). CALAMOS FINANCIAL SERVICES LLC, a limited liability company organized under the laws of the State of Delaware ("CFS"), is a party hereto with respect to Section 4 only.

     WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and are authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

     WHEREAS, CFS, as distributor for the Trusts, provides certain shareholder/prospective shareholder services on behalf of the Trusts;

     WHEREAS, the Trusts desire to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trusts listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively, the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   APPOINTMENT OF USBFS AS TRANSFER AGENT

     The Trusts hereby appoint USBFS as transfer agent of the Trusts on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.   SERVICES AND DUTIES OF USBFS

     USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

     A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

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     B.   Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trusts' custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

     C. Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's prospectus (the "Prospectus").

     D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trusts' custodian.

     E. Pay monies upon receipt from the Trusts' custodian, where relevant, in accordance with the instructions of redeeming shareholders.

     F. Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

     G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Prime Obligations Fund, if applicable.

     H. Prepare and transmit payments for dividends and distributions declared by the Trusts with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

     I. Serve as the Fund's agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

     J. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

     K. Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

     L. Record the issuance of shares of the Fund and maintain, pursuant to Rule l7Ad- 10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

     M. Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.


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     N.   Mail shareholder reports and Prospectuses to current shareholders.

     O. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

     P. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trusts.

     Q. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trusts, all as required by applicable federal tax laws and regulations.

     R. Provide a Blue Sky system that will enable the Trusts to monitor the total number of shares of the Fund sold in each state; provided that the Trusts, not USBFS, are responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

     S. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder.

     T. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit B hereto.

     U. USBFS shall bear all expenses associated with demand deposit accounts maintained by USBFS with financial institutions from time to time for the receipt and disbursement of monies paid by, or payable to, investors in the series of the Trusts pursuant to this Agreement and shall be entitled to retain any earnings credits or other income arising from those accounts.

     V. USBFS shall waive all fees and other expenses associated with maintenance of IRAs and Coverdell Education Savings Accounts.

3.   ADDITIONAL SERVICES TO BE PROVIDED BY USBFS

     A. If the Trusts so elect, by including the service they wish to receive in their fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

          Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)


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          FAN Mail Services (Exhibit D)

          The Trusts hereby acknowledge that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C and/or Exhibit D are selected by the Trusts, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C and/or Exhibit D, as applicable, the exhibits shall control. The provisions of Exhibit C and/or Exhibit D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 14 hereof.

     B. USBFS shall allow the Trusts access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange ("MFx"), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Trusts to access MFx services by supplying the Trusts with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trusts only as necessary to access MFx services pursuant to this Agreement. The Trusts shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Trusts hereby understand that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trusts of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

          The Trusts hereby acknowledge that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

          The Trusts acknowledge that they are responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Trusts in verifying the accuracy of any of the information made available to the Trusts through MFx and covered by this Agreement.


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          In the event of termination of this Agreement, in addition to the requirements set forth in Section 15 hereof, the Trusts shall immediately end their access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.   SERVICES TO BE PROVIDED BY CFS

     The Administrative Services Agreement dated as of August 1, 2005, by and between CFS and USBFS, is attached hereto and incorporated herein as Exhibit F.

5.   LOST SHAREHOLDER DUE DILIGENCE SEARCHES AND SERVICING

     The Trusts hereby acknowledge that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trusts as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder's account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trusts hereby authorize vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder's representative or executor) to conduct a more in- depth search in order to locate the lost shareholder before the shareholder's assets escheat to the applicable state. The Trusts hereby acknowledge that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trusts hereby acknowledge that vendor may receive up to 35% of the lost shareholder's assets as compensation for its efforts in locating the lost shareholder.

6.   ANTI-MONEY LAUNDERING PROGRAM

     The Trusts acknowledge that they have had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer's identity (collectively, the "Procedures"). Further, the Trusts have determined that the Procedures, as part of the Trusts' overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA Patriot Act of 2002 and the implementing regulations thereunder.

     Based on this determination, the Trusts hereby instruct and direct USBFS to implement the Procedures on the Trusts' behalf, as such may be amended or revised from time to


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     time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts' anti-money laundering responsibilities.

     USBFS agrees to provide to the Trusts:

     A. Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trusts or any shareholder of the Fund;

     B. Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trusts agree not to communicate this information to the customer;

     C. Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Trusts;

     D. Prompt written notification of any action taken in response to anti-money laundering violations as described in (A), (B) or (C) above; and

     E. Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trusts.

     The Trusts hereby direct, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS'S implementation of the Procedures, on behalf of the Trusts, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Trusts.

7.   COMPENSATION

     Other than for services, if any, to be provided pursuant to Section 3(A) of this Agreement, USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended from time to time). For services to be provided pursuant to Section 3(A) of this Agreement, if applicable, USBFS shall be compensated in accordance with the fee schedule set forth in the appendix to the exhibit that relates to the services selected by the Trusts. USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trusts shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trusts shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trusts are disputing any amounts in good faith. The Trusts shall pay such


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     disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trusts are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trusts to USBFS shall only be paid out of assets and property of the particular Fund involved.

8.   REPRESENTATIONS AND WARRANTIES

     A. Each of the Trusts hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

          (1) It is duly organized and existing under the laws of its jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform their obligations hereunder;

          (2) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

          (4) A registration statement under the 1940 Act and the Securities Act of 1933, as amended, has been effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will continue to be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trusts to make a continuous public offering of its shares.

     B. USBFS hereby represents and warrants to the Trusts, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:


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          (1)  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

          (2) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

          (4)  It is a registered transfer agent under the Exchange Act.

9.   STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

     A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS, its directors, officers, employee and any other controlled person shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trusts in connection with their duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trusts shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trusts, as approved by the Board of Trustees of the Trusts (the "Board of Trustees"), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This


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          indemnity shall be a continuing obligation of the Trusts, its successors and assigns, notwithstanding the termination of this Agreement.

          USBFS shall indemnify and hold the Trusts, their trustees, officers, employees and any other controlled person harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trusts may sustain or incur or that may be asserted against the Trusts by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.

          Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trusts shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trusts, at such times as the Trusts may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

          Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of


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          the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. The indemnity and defense provisions set forth in this Section 9, and in Exhibit C, Exhibit D and Exhibit E, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

     D. If USBFS is acting in another capacity for the Trusts pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.  DATA NECESSARY TO PERFORM SERVICES

     The Trusts or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.  PROPRIETARY AND CONFIDENTIAL INFORMATION

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trusts, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply,
     (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trusts. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trusts or their agent, shall not be subject to this paragraph.

     Further, USBFS will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trusts and its shareholders.

12.  RECORDS

     USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trusts,


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     but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trusts and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trusts or its designee on and in accordance with its request.

13.  COMPLIANCE WITH LAWS

     The Trusts have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS's services hereunder shall not relieve the Trusts of their responsibilities for assuring such compliance or the Board of Trustees oversight responsibility with respect thereto.

14.  TERM OF AGREEMENT; AMENDMENT

     This Agreement shall become effective as of January 1, 2007 and will continue in effect for a period of two years. Subsequent to the initial two-year term, this Agreement may be terminated by either party upon giving 180 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of this Section 14 shall also apply to Exhibit C, Exhibit D and Exhibit E.

15.  DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trusts by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trusts, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trusts (if such form differs from the form in which USBFS has maintained the same, the Trusts shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trusts.


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16.  EARLY TERMINATION

     In the absence of any material breach of this Agreement, should the Trusts elect to terminate this Agreement prior to the end of the term, the Trusts agree to pay the following fees:

          a. if terminated within one year of this Agreement, all monthly fees through the life of the contract, including the rebate of any negotiated discounts and conversion costs from the prior service provider;

          b. all fees associated with converting services to successor service provider;

          c. all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

          d.   all out-of-pocket costs associated with a-c above.

17.  ASSIGNMENT

     This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the written consent of USBFS, or by USBFS without the written consent of the Trusts, accompanied by the authorization or approval of the Trusts' Board of Trustees.

18.  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

19.  NO AGENCY RELATIONSHIP

     Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.  SERVICES NOT EXCLUSIVE

     Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.


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21.  INVALIDITY

     Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.  NOTICES

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to USBFS shall be sent to:

        U.S. Bancorp Fund Services, LLC
        615 East Michigan Street
        Milwaukee, WI 53202

     and notice to the Trusts shall be sent to:

        Calamos Advisors LLC
        2020 Calamos Ct
        Naperville, Ill 60563-2787

23.  MULTIPLE ORIGINALS

     This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.  ENTIRE AGREEMENT

     This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CALAMOS INVESTMENT TRUST                U.S. BANCORP FUND SERVICES, LLC


By: /s/ Nimish A. Bhatt                 By: /s/ Ian Martin
    ---------------------------------       ------------------------------------
Name: Nimish Bhatt                      Name: Ian Martin
Title: Treasurer                        Title: Senior Vice President


CALAMOS ADVISORS TRUST


By: /s/ Nimish A. Bhatt
    ---------------------------------
Name: Nimish Bhatt
Title: Treasurer


CALAMOS FINANCIAL SERVICES LLC
(with respect to Section 4 only)


By: /s/ Nimish A. Bhatt
    ---------------------------------
Name: Nimish Bhatt
Title: SVP & Director of Operations

\
                                    EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

     Separate Series of Calamos Advisors Trust and Calamos Investment Trust

CALAMOS ADVISORS TRUST

CALAMOS GROWTH & INCOME PORTFOLIO

CALAMOS INVESTMENT TRUST

CALAMOS CONVERTIBLE FUND
CALAMOS GROWTH & INCOME FUND
CALAMOS MARKET NEUTRAL INCOME FUND
CALAMOS GROWTH FUND
CALAMOS GLOBAL GROWTH & INCOME FUND
CALAMOS HIGH YIELD FUND
CALAMOS VALUE FUND
CALAMOS BLUE CHIP FUND
CALAMOS INTERNATIONAL GROWTH FUND
CALAMOS MULTI-FUND BLEND
CALAMOS GLOBAL EQUITY FUND

                                    EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                             AS OF PROCESSING POLICY

     USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

                                    EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                            INTERNET ACCESS SERVICES

1.   SERVICES COVERED

     USBFS shall make the following electronic, interactive and processing services ("Electronic Services") available to the Trusts in accordance with the terms of this Exhibit C:

     A. Fan Web -- Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group's web site through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, and purchase additional shares through the Automated Clearing House ("ACH").

     B. Vision Mutual Fund Gateway -- Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

2.   DUTIES AND RESPONSIBILITIES OF USBFS

     USBFS shall:

     A. Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS's reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

     B. Provide installation services, which shall include review and approval of the Trusts' network requirements, recommending method of establishing (and, as applicable, cooperate with the Trusts to implement and maintain) a hypertext link between the Electronic Services site and the Trusts' web site(s) and testing the network connectivity and performance.

     C. Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trusts' employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

     D. Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trust's web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

     E. Address and mail, at the Trusts' expense, notification and promotional mailings and other communications provided by the Trusts to shareholders regarding the availability of the Electronic Services.

     F. Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trusts or perform transactions in accounts with the Trusts using any of the Electronic Services (the "End User") a unique personal identification number ("PIN") for authentication purposes, which may be changed upon an End User's reasonable request in accordance with policies to be determined by USBFS and the Trusts. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

     G. Prepare and process new account applications received through the Electronic Services from shareholders determined by the Trusts to be eligible for such services and in connection with such, the Trusts agree as follows:

               (1) to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

               (2) the Trusts shall be responsible for any resulting gain/loss liability associated with the ACH process.

     H. Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Trusts' shares upon completion of the transaction.

     I. Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than a 40-bit RC4 Stream. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

     J. Monitor the telephone lines involved in providing the Electronic Services and inform the Trusts promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

     K. Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trusts to USBFS in writing from time to time, and all "point and click" features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

     L. Establish and provide to the Trusts written procedures, which may be amended from time to time by USBFS with the written consent of the Trusts, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

          (1)  Encryption/secure transport protocols.

          (2) End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

          (3)  PIN issuance and reissuance standards.

          (4) Access standards, including limits on access to End Users whose accounts are coded for privilege.

          (5) Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

     M. Provide the Trusts with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Trusts with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

     N. Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trusts with a copy of the auditor's report promptly.

3.   DUTIES AND RESPONSIBILITIES OF THE TRUSTS

     The Trusts assume exclusive responsibility for the consequences of any instructions they may give to USBFS, for the Trusts' or End Users' failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trusts' failure to supply accurate information to USBFS.

     Also, the Trusts shall:

     A. Revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

     B. Be responsible for designing, developing and maintaining one or more web sites for the Trusts through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trusts shall provide USBFS with the name of the host of the Trusts' web site server and shall notify USBFS of any change to the Trusts' web site server host.

     C. Provide USBFS with such information and/or access to the Trusts' web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

     D. Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trusts become aware or any changes in policies or procedures of the Trusts requiring changes to the Electronic Services.

4.   ADDITIONAL REPRESENTATION AND WARRANTY

     The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trusts' web site(s), as the case may be, any "back door,""time bomb,""Trojan Horse,""worm,""drop dead device,""virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.   PROPRIETARY RIGHTS

     A. Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

     B. The Trusts' web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party's web site to replicate the "look and feel,""trade dress" or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

     C. Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party's breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.   COMPENSATION

     USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Appendix 1 to this Exhibit C (as amended from time to time).

7.   ADDITIONAL INDEMNIFICATION; LIMITATION OF LIABILITY

     A. Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS's sole liability to the Trusts or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

     B. USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trusts and its trustees, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys' fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

     C. If an injunction is issued against the Trusts' use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trusts the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trusts, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trusts' judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trusts. If in the Trusts' judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trusts, the Trusts may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

     D. Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

     E. USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS's data center as determined by the records maintained by USBFS.

     F. Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.   FILE SECURITY AND RETENTION; CONFIDENTIALITY

     A. USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts' data bases, files, and other information provided by the Trusts to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, "Trust Files"). USBFS's security provisions with respect to the Electronic Services, the Trusts' web site(s) and the Trust Files will be no less protected than USBFS's security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trusts hereunder shall be available for inspection by the Trusts' regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Trusts' web site(s) or any software, written materials, or pictorial materials describing or creating the Trusts' web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trusts' web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS's delivery of the Electronic Services.

     B. USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts' lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the "Confidential Information"), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trusts' request, USBFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

     C. Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.   WARRANTIES

     EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS "AS IS" ON AN "AS-AVAILABLE" BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.  DUTIES IN THE EVENT OF TERMINATION

     In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trusts will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

                             APPENDIX 1 TO EXHIBIT C
                       TRANSFER AGENT SERVICING AGREEMENT

                              SEE FEES ON EXHIBIT E

                                    EXHIBIT D
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                FAN MAIL SERVICES

1.   CERTAIN DEFINITIONS

     Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

     A. "FAN Mail(R)" means the system designed, developed and instituted by DST Systems, Inc. ("DST") known as "Financial Adviser Network Mail(TM)" or "FAN Mail," which enables DST to make available data from DST's TA2000(R) mutual fund record-keeping systems and data provided to DST in the format specified by DST from other mutual fund record-keeping systems or record-keeping systems maintained by third parties for other Financial Products through the Internet to authorized Users.

     B. "FAN Mail Services" means the services originally provided by DST using FAN Mail, the Internet and other software equipment and systems provided by DST, telecommunications carriers, firewall providers and other third parties, as described more fully in Section 3 of this Exhibit D, to which USBFS subscribes and is authorized to resell to its customers pursuant to a separate agreement with DST.

     C. "Financial Products" means mutual funds, annuity, variable annuity or variable universal life contracts or real estate investment trusts or limited partnerships or other similar financial products.

     D. "User(s)" means the persons to whom data is made available through FAN Mail Services, including specified authorized agents of record owners of the Trust's shares, such as brokers, registered financial advisers, financial planners and other financial intermediaries, and, when requested by the Trusts, the distributors of the Trusts' shares.

2.   SERVICES COVERED

     USBFS shall allow access to FAN Mail Services by authorized Users on behalf of the Trusts in accordance with the terms of this Exhibit D. By entering into the agreement with the Trusts to provide services pursuant to this Exhibit D, USBFS hereby consents to extraction of Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

3.   DUTIES AND RESPONSIBILITIES OF USBFS

     USBFS shall:

     A. Receive data ("Files") from DST's TA2000 transfer agent record-keeping system and address the Files to Users who have completed the enrollment process for FAN Mail Services required by DST and make the Files available to such Users. All Files will be made available only through the Internet via a Hypertext

          Transfer Protocol Secure site (the "HTTPS Server"). USBFS will provide to each User a user identification ("User ID") and a password (the "Password") and shall permit access to the Files on the HTTPS Server associated with a given User ID and Password whenever the appropriate User ID and Password is received by the HTTPS Server. Each User is responsible for accessing the HTTPS Server and retrieving such User's Files. USBFS hereby reserves the right to change the method of delivery for the FAN Mail Services or to develop an internal delivery system.

     B. Make available to Users the Files included in Appendix 1 to this Exhibit D. USBFS may from time to time and upon notice to the Trusts add and/or delete Files from Appendix 1.

     C. Perform the following administrative functions through DST necessary to establish the link between the Files and the User's HTTPS directory: maintain a data base that contains the User's name, address, electronic mailing address, 30 day history of Files made available (actual back-up of information is not maintained for the Trusts) and a list of Users by dealer/adviser number; provide billing to the Trust; provide daily reports to the Trust; reasonably assist the Trust and Users in establishing FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a web site facilitating enrollment of new Users.

     D. Ensure that the HTTPS Server is accessible via the Internet. Through DST, provide telephone support to the Trusts and Users with respect to the use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the HTTPS Server so it is available for contact by financial planning software vendors.

     E. If additional FAN Mail Services become available during the term of this Agreement, USBFS shall offer the additional services to the Trusts. To the extent the Trusts elect to receive any or all of such additional services, this Exhibit D shall be amended.

     F. Make available, either directly or indirectly, all computers, telecommunications equipment and other equipment and software reasonably necessary to make FAN Mail Services available for use by the Trusts and their affiliated distributors, when applicable.

4.   DUTIES AND RESPONSIBILITIES OF THE TRUSTS

     The Trusts shall:

     A. Comply, and instruct Users to comply, with all the User enrollment and authorization procedures and FAN Mail Services security procedures required by DST.

     B. Transmit Files daily from the Trusts' record-keeping systems maintained by third parties to DST in formats specified from time to time by DST, if applicable.

     C.   Obtain and pay for connectivity to the HTTPS Server.

     D. Have the proper equipment and software to enable Users to access the HTTPS Server and download the Files and obtain all related maintenance, including support in the event of download problems.

5.   SYSTEM MAINTENANCE

     The Trusts understand that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide FAN Mail Services, which may cause temporary service interruptions. USBFS shall notify the Trusts of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

5.   ADDITIONAL REPRESENTATION AND WARRANTY

     The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the FAN Mail Services site or Trusts' web site(s), as the case may be, any "back door,""time bomb,""Trojan Horse,""worm,""drop dead device,""virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.   PROPRIETARY RIGHTS

     A. The Trusts acknowledge and agree that by virtue of subscribing to FAN Mail Services through USBFS, they shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide FAN Mail Services owned by DST and licensed to USBFS. Any interfaces and software provided to the Trusts in order to provide connectivity to FAN Mail through USBFS shall be used by the Trusts and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trusts to provide connectivity to or through any other system or person without USBFS's prior written approval. The Trusts shall not copy, decompile or reverse engineer any software or programs provided to the Trusts hereunder. The Trusts also agree not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any "point and click" features relating to User acknowledgment and acceptance of such disclaimers and notifications.

     B. The FAN Mail Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trusts. The Trusts retain all rights in such intellectual property that may reside on the FAN Mail Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trusts are cached to expedite communication, the Trusts grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trusts are duplicated within the FAN Mail Services site to replicate the "look and feel," "trade dress" or other aspect of the appearance or functionality of the Trusts' web site(s), the Trusts grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trusts' web site(s) and does not extend to any other intellectual property owned by the Trusts. The Trusts warrant that they have sufficient right, title and interest in and to their web site(s) and their intellectual property to enter into these obligations, and that to their knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

     C. Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party's breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

8.   COMPENSATION

     USBFS shall be compensated for providing FAN Mail Services in accordance with the fee schedule set forth in Appendix 1 to this Exhibit D (as amended from time to time).

9.   ADDITIONAL INDEMNIFICATION; LIMITATION OF LIABILITY

     A. USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE FAN MAIL SERVICES. Accordingly, USBFS's sole liability to the Trusts or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in FAN Mail Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume FAN Mail Services as promptly as is reasonably possible.

     B. USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trusts and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys' fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of FAN Mail Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

     C. If an injunction is issued against the Trusts' and Users' use of FAN Mail Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trusts and Users the right to continue to use FAN Mail Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trusts, replace or modify FAN Mail Services so that they become non-infringing, provided that, in the Trusts' judgment, such replacement or modification does not materially and adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Trusts and Users. If in the Trusts' judgment, such replacement or modification does materially adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Trusts and Users, the Trusts may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

     D. Because the ability of USBFS to deliver FAN Mail Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of FAN Mail Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with FAN Mail Services.

     E. The Trusts and Users are responsible for verifying the accuracy and receipt of all data or information made available via FAN Mail Services. The Trusts are responsible for advising Users of their responsibilities to promptly notify the Trusts' transfer agent of any errors or inaccuracies relating to data or other information made available via FAN Mail Services with respect to the Trusts' shareholders.

     F. USBFS shall not be responsible for the accuracy of input material from Users and the Trusts' record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS's data center as determined by the records maintained by USBFS.

10.  FILE SECURITY AND RETENTION; CONFIDENTIALITY

     A. USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts' data bases, files, and other information provided by the Trusts to USBFS for use with FAN Mail Services, the Files included in Appendix 1 to this Exhibit D or the names of Users (collectively, "Trust Files"). USBFS's security provisions with respect to FAN Mail Services and the Trust Files will be no less protected than USBFS's security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trusts' regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS's delivery of FAN Mail Services.

     B. USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts' lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the "Confidential Information"), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit D for any reason and upon the Trusts' request, USBFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

     C. Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.  WARRANTIES

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, FAN MAIL SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED "AS IS" ON AN "AS AVAILABLE" BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING FAN MAIL SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.  DUTIES IN THE EVENT OF TERMINATION

     In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trusts and Users will immediately end their access to FAN Mail Services and (ii) the parties will return to one another any confidential or proprietary information or materials of the other in their possession and will destroy or erase all such information on any diskettes or other storage medium.

                                   APPENDIX 1
                                       TO
                                    EXHIBIT D
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                         FILES AND FAN MAIL FEE SCHEDULE

I.   FILES

     The following Files shall be provided to Users as required by Exhibit D:

     ACCOUNT POSITION FILE
     DIRECT FINANCIAL ACTIVITY FILE
     ACCOUNT MASTER POSITION FILE
     NEW ACCOUNT ACTIVITY FILE
     NON-FINANCIAL ACTIVITY FILE
     DISTRIBUTION ACTIVITY FILE
     DAILY PRICE FILE

II.  FEES

     [SEE EXHIBIT E]

                                EXHIBIT E TO THE
                TRANSFER AGENT SERVICING AGREEMENT - FEE SCHEDULE
               CALAMOS INVESTMENT TRUST AND CALAMOS ADVISORS TRUST

                            BEGINNING JANUARY 1, 2007

Annual Fee Per Shareholder Account

     Direct Open Accounts
          $15.00 per no-load account
          $16.00 per load account -- first 25,000 accounts
          $14.00 per load account -- next 75,000 accounts
          $14.00 per load account -- balance of accounts
          $21.00 per shareholder account -- money market

     Direct Closed Accounts
          $5.00 per account

     Minimum annual fee: WAIVE
          $28,000 for the first fund or class
          $10,000 each additional fund or class

     CUSIP fee: WAIVE
          $2,400 per CUSIP

     NSCC Network Level 3 Accounts
          $16.00 per account -- first 40,000 accounts
          $12.00 per account -- next 60,000 accounts
          $10.00 per account -- next 100,000 accounts
          $8.00 per account -- next 150,000 accounts
          $5.00 per account -- next 400,000 accounts
          $6.50 per account -- balance of accounts

     NSCC Network Level 3 Closed Accounts
          $5.00 per account -- first 25,000 accounts
          $2.50 per account - balance of accounts

Plus Fund Group Asset Fee (monthly assets calculated on average daily net assets)

          .75 basis point per year-- First $15.0 billion
          .5 basis point per year -- Next $5.0 billion
          .25 basis point per year -- Next $5.0 billion
          .15 basis point per year -- Balance of fund group assets

          -    Monthly Assets calculated on Avg Daily Net Assets

CALAMOS INVESTMENT TRUST and CALAMOS ADVISORS TRUST

   Telephone Calls - $1.00 per call - WAIVE
   Draft Check Processing - $1.00 per draft - WAIVE
   Daily Valuation Trades - $6.75 per trade - WAIVE
   ACH Shareholder Services - WAIVE


Plus Out-of-Pocket Expenses, including but not limited to:
   Telephone - toll free lines
   Retention of records
   Postage
   Microfilm/fiche of records
   Programming, Special reports
   Stationery/envelopes
   Insurance
   NSCC charges
   FANWEB activity fees
   Vision ID's and activity fees
   Proxies
   All other out-of-pocket expenses

Qualified Plan Fees (Billed to Investors) WAIVE
   Annual maintenance fee per account               $15.00 / account (Cap at $30.00 per SSN)
   Coverdell Education Savings account              $15.00 / account (Cap at $30.00 / per SSN)
   Distribution to participant                      $25.00 / transaction (Exclusive of SWP)
   Refund of excess contribution                    $25.00 / transaction

Additional Shareholder Fees (Billed to Investors)
   Any outgoing wire transfer                       $15.00 / wire
   Telephone exchange                               $ 5.00/exch. WAIVE
   Transfer to successor trustee                    $ 25.00/transfer
   Return check fee                                 $25.00 / item
   Stop payment                                     $25.00 / stop (Liquidation, dividend, draft check)
   Research fee                                     $ 5.00 / item (For requested items of the second calendar
                                                    year [or previous] to the request)(Cap at $25.00)

WAIVE 12b-1 Payments                                $6,000 per year for all funds

AML Fees:
   Annual Base Fee                                  $5,000
   New domestic accounts                            $1.00 per account
   New foreign accounts                             $2.00 per account
   Shareholder verifications                        $.25 per item

CALAMOS INVESTMENT TRUST and CALAMOS ADVISORS TRUST

WAIVE File Transfer                       $160/month and $.01/record

Shareholder System Select Request         $ 300.00 / request
Systems Development/Programming           $ 150.00 / hour
Fund Group Addition                       $2,000.00 / fund group
Fund Additions                            $1,500.00 / fund or class
Lost Shareholder Search (Keane Tracers)   $ 5.00 / search

WAIVE - FANWEB base fee, FAN MAIL, AND EB2B FEES

Fees and out-of-pocket expenses are billed to the fund monthly.

                                    Exhibit F

      Administrative Services Agreement dated August 1, 2005 by and between Calamos Financial Services LLC and U.S. Bancorp Fund Services, LLC